Summary Prospectus for New Investors

Large Case Variable Universal Life Insurance

Delaware Life Variable Account G

A Flexible Premium Corporate Variable Universal Life Insurance Policy

April 29, 2022

The Large Case Variable Universal Life Insurance (the “Policy”) is a flexible premium corporate variable universal life insurance policy. Delaware Life Insurance Company (the “Company,” “Delaware Life,” “us,” “our,” or “we”) offers the Policy to corporations and employees of corporations.

This Summary Prospectus summarizes key features of the Policy. Before you invest, you should also review the Prospectus for the Policy, which contains more information about the Policy’s features, benefits, and risks. You can find the Prospectus and other information about the Policy online at https://connect.rightprospectus.com/DelawareLife/TAHD/4595?isInternalTAID=True&site=Life. You can also obtain this information at no cost by calling 1-888-594-2654 or by sending an email request to [address].

If you have any questions about your Policy, please contact us at the Service Address:

Delaware Life Insurance Company

Attn: Corporate Markets

1601 Trapelo Road, Suite 30

Waltham, MA 02451

(888) 594-2654

www.DelawareLife.com

The Policies are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency.

Additional information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Table of Contents

SPECIAL TERMS	3
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY	5
OVERVIEW OF THE POLICY	8
BUYING THE POLICY	10
MAKING WITHDRAWALS AND LOANS: ACCESSING THE MONEY IN YOUR POLICY	10
ADDITIONAL INFORMATION ABOUT FEES	11
APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY	13

GLOSSARY OF POLICY TERMS

Account Value: The sum of the amounts in each Sub-Account of the Variable Account, the Fixed Account and the amount of the Loan Account. Account Value does not include Policy Debt. Policy Debt, which includes the amount of loans and interest charged, is not deducted from Account Value. It is reflected in the amounts received upon surrender or payment of Policy Proceeds. It is also reflected in the amount of total Account Value that may be borrowed against.

Anniversary: The same day in each succeeding year as the day of the year corresponding to the Issue Date.

APB Rider: An Additional Protection Benefit Rider (APB Rider) with which the Policy may be issued to provide additional life insurance coverage under the Policy. The APB Rider terminates no later than the Insured’s Attained Age 121 (100 if 1980 CSO applies).

APB Rider Death Benefit: The death benefit under the APB Rider.

APB Rider Face Amount: The amount of APB Rider coverage You request, as specified in your application, used in determining the Death Benefit.

APB Rider Net Amount at Risk: The APB Rider Net Amount at Risk is based on the insurance coverage provided by the APB Rider.

Attained Age: The Insured’s Issue Age plus the number of completed Policy Years.

Base Death Benefit: The death benefit under the Policy, exclusive of any APB Rider Death Benefit or any other supplemental benefits.

Business Day: Any day that we are open for business.

Cash Surrender Value: The Gross Cash Surrender Value less the balance of any outstanding Policy Debt.

Class: The risk, underwriting, and substandard table rating, if any, classification of the Insured.

Code: The Internal Revenue Code of 1986, as amended.

Death Benefit: The sum of the Base Death Benefit and any APB Rider Death Benefit. For purposes of calculating the Death Benefit, the Account Value will be increased by the value provided by the Enhancement Benefit.

Deferred Expense Load on Policy Year 1 Premium: An expense charge, assessed in the second and subsequent Policy Years, up to and including Policy Year 7, based on premium paid during Policy Year 1.

Fixed Account: The portion of the Account Value funded by assets invested in our General Account.

Flat Extra: An additional charge imposed if the Insured is a substandard risk. It is a flat dollar charge per $1000 of Specified Face Amount and any APB Rider Face Amount.

Fund: A mutual fund in which a Sub-Account invests.

General Account: The assets held by us other than those allocated to the Sub-Accounts of the Variable Account or any of our other separate accounts.

Gross Cash Surrender Value: The Account Value increased by any Enhancement Benefit.

Insured: The person on whose life the Policy is issued.

Investment Option: The Fixed Account and any of the Sub-Accounts of the Variable Account.

Investment Start Date: The date the first premium is applied, which will be the later of:

•	the Issue Date,

•	the Business Day we approve the application for a Policy, or

•	the Business Day we receive a premium equal to or in excess of the Minimum Premium.

Issue Age: The Insured’s age as of the Insured’s birthday nearest the Issue Date.

Issue Date: The date specified in the Policy, from which Policy Anniversaries, Policy Years and Policy Months are measured.

Loan Account: An account established for the Policy, the value of which is the principal amount of any outstanding loan against the Policy, plus credited interest thereon.

Minimum Premium: The premium amount due and payable as of the Issue Date, as specified in the Policy. The Minimum Premium varies based on the Class, Issue Age, and sex of the Insured and the Total Face Amount of the Policy.

Monthly Anniversary Day: The same day in each succeeding month as the day of the month corresponding to the Issue Date.

Monthly Expense Charge: A per Policy deduction made on a monthly basis for administration and other expenses.

Net Premium: The amount You pay as the premium minus the Premium Expense Load that is allocated to the Investment Options per your election.

Policy: The form issued by Delaware Life Insurance Company which evidences the insurance coverage provided and is a contract between the policyowner and the Company.

Policy Debt: The principal amount of any outstanding loans against the Policy, plus accrued but unpaid interest on such loans.

Policy Month: A one-month period commencing on the Issue Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Policy Proceeds: The amount determined in accordance with the terms of the Policy that is payable at the death of the Insured.

Policy Year: A one-year period commencing on the Issue Date or any Anniversary and ending on the next Anniversary.

Premium Expense Load: The percentage charge applied to premium. It includes two elements. One element is for State and Federal tax obligations and the other element is a sales load to cover costs related to policy issuance.

Service Office: Delaware Life Insurance Company (Attn: Corporate Markets), 1601 Trapelo Road, Suite 30, Waltham, Massachusetts 02451, or such other address as we may specify to You by written notice.

Specified Face Amount: The amount of life insurance coverage You request, as specified in the Policy, exclusive of any APB Rider coverage, used in determining the Death Benefit.

Sub-Accounts: Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

Target Premium: An amount of premium specified as such in the Policy, used to determine our Premium Expense Load and

Total Face Amount: The sum of the Specified Face Amount and the APB Rider Face Amount.

Unit: A unit of measurement that we use to calculate the value of each Sub-Account.

Unit Value: The value of each Unit of assets in a Sub-Account.

Valuation Date: A day that the New York Stock Exchange is open for business. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Variable Account: Delaware Life Variable Account G, one of our separate accounts, established for the purpose of funding variable insurance benefits payable under the Policy.

You: The owner of the Policy.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

FEES AND EXPENSES				LOCATION IN THE PROSPECTUS
Transaction Charges

You may be charged for transactions under the Policy. A front-end load may be charged on each premium payment. The front-end load for premiums up to and including the Target Premium differs from the front-end load for premiums in excess of the Target Premium. You may be charged for requested Policy illustrations.

FEE TABLE – TRANSACTION FEES CHARGES, DEDUCTIONS AND REFUNDS
Ongoing Fees and Expenses (annual charges)

In addition to transaction charges, an investment in the Policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the Policy and the cost of the optional benefit available under the Policy. Certain fees and expenses are set based on characteristics of the insured (e.g., age, sex, and rating classification). You should view your Policy specifications page for rates applicable to your Policy.

You will also bear expenses associated with the Funds under the Policy, as shown in the following table:

FEE TABLE CHARGES, DEDUCTIONS AND REFUNDS APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY
	Annual Fee	Minimum	Maximum
	Investment Options (Fund fees and expenses)[1]	[ ]%	[ ]%
[1] As a percentage of Fund net assets.

RISKS		LOCATION IN THE PROSPECTUS
Risk of Loss	You can lose money by investing in the Policy.	PRINCIPAL RISKS OF INVESTING IN THE POLICY
Not a Short-Term Investment

•  The Policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

•  Full surrender of this Policy is discouraged in the early Policy Years because the front-end loads on premiums are higher in those years.

•  Upon partial surrender, your death benefit protection may be reduced and your risk of lapse will increase. You may partially surrender the Policy only once per year and only after the Policy has been in force for one year.

•  If you fully or partially surrender the Policy, you may be subject to income taxes and potential tax penalties. There may be tax consequences associated with Policy loans.

Risks Associated with Investment Options

•  An investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Investment Options available under the Policy (e.g., the Funds).

•  Each Investment Option (including the Fixed Account) has its own unique risks.

•  You should review the Investment Options before making an investment decision.

Insurance Company Risks

•  An investment in the Policy is subject to the risks related to the Company.

•  Any obligations (including under the Fixed Account), guarantees, or benefits are subject to the claims-paying ability of the Company.

•  Additional information about the Company, including its financial strength ratings, is available upon request by calling 1-888-594-2654 or visiting https://www.delawarelife.com/our-company.

Policy Lapse

•  Death benefits will not be paid if the Policy has lapsed.

•  Poor investment performance, insufficient premiums, fees and charges, partial surrenders, and unpaid loans or loan interest could cause your Policy to lapse and you could lose your insurance coverage.

•  There are costs associated with reinstating a lapsed Policy.

RESTRICTIONS		LOCATION IN THE PROSPECTUS
Investments

•  Certain Investment Options may not be available under your Policy.

•  Transfers from the Fixed Account are subject to special restrictions that may prolong the time it takes to transfer Account Value from the Fixed Account.

•  Transfers between the Fund options are subject to additional restrictions designed to prevent short-term and disruptive trading.

•  All transfers are subject to our consent, and we reserve the right to impose limitations on transfers.

•  We reserve the right to remove or substitute Funds as Investment Options.

APPENDIX B: FUNDS AVAILABLE UNDER THE POLICY TRANSFER PRIVILEGES
Optional Benefits	• There are no additional restrictions or limitations relating to the Policy’s optional benefit (the Additional Protection Benefit Rider).	DEATH BENEFIT – OPTIONAL ADDITIONAL PROTECTION BENEFIT RIDER (APB RIDER)
TAXES		LOCATION IN THE PROSPECTUS
Tax Implications

•  You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy.

•  There is no additional tax benefit if the Policy is purchased through a tax-qualified plan.

•  Full and partial surrenders will be subject to ordinary income tax, and may be subject to tax penalties.

ABOUT THE POLICY FEDERAL INCOME TAX CONSIDERATION

CONFLICTS OF INTEREST		LOCATION IN THE PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation for selling the Policy to you, including commissions, other cash compensation, and non-cash compensation. We may share the revenue we earn on this Policy with your investment professional’s firm. As a result of these compensation arrangements, your investment professional may have a financial incentive to offer or recommend this Policy over another investment.	DISTRIBUTION OF POLICY
Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own. You should only exchange a policy you already own if you determine, after comparing the features, fees, and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing policy.

OVERVIEW OF THE POLICY

Premiums

Generally, you must make an initial minimum premium payment that will sustain the Policy for three months from its Issue Date (i.e., the Minimum Premium). You choose the amount and timing of subsequent premium payments, within certain limits. Payment of insufficient premiums may result in a lapse of the Policy. You may need to make premium payments at certain times and in certain amounts to keep your Policy in force. Even if you establish a fixed schedule of premium payments, making your planned payments does not guarantee that the Policy will remain in force.

We allocate your net premium payments among the Policy’s Investment Options according to your instructions. The Investment Options include:

•

Fund Options. Each Fund option (or Sub-Account) invests in the shares of a single underlying mutual fund (a Fund). Each Fund has its own investment objective, strategies, and risks; investment adviser(s); expenses; and performance history that you should consider before making an investment decision.

Additional information about each Fund is provided in an appendix to this Initial Summary Prospectus. See “APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY.”

•	Fixed Account. A fixed interest option that guarantees principal and a minimum rate of annual interest.

During the Right to Return Policy Period, your net premiums may be automatically allocated to a designated money market fund Investment Option, and upon expiration of the Right to Return Policy Period, we will automatically reallocate your Account Value to the Investment Options you selected.

Policy Features

•	Specified Face Amount. The Specified Face Amount is the amount of life insurance coverage you request, subject to applicable limits. At any time, you may:

•	increase the Specified Face Amount, subject to satisfactory evidence of the Insured’s insurability; or

•	decrease the Specified Face Amount to a level not less than the minimum specified in the Policy.

•	Death Benefit Options. You have a choice of three Death Benefit options:

•	the Specified Face Amount (Option A); or

•	the Specified Face Amount plus your Gross Cash Surrender Value (Option B); or

•	the Specified Face Amount plus cumulative premiums paid (Option C).

You may change your Death Benefit option on any Policy Anniversary, subject to our underwriting rules then in effect.

•

Optional Additional Death Benefit (APB Rider). You may elect the optional Additional Protection Benefit (APB) Rider on or before the Issue Date for an additional charge. The APB Rider provides additional life insurance coverage. The Total Face Amount under your Policy is the sum of the Specified Face Amount and the APB Rider Face Amount.

•	Transfers of Account Value Among Investment Options. You may transfer amounts among the Investment Options without tax implications, subject to any limits that we or the Funds may impose.

•	Accessing Your Money (Surrenders and Loans). You may access the money under your Policy through surrenders and loans. Surrenders and loans may be subject to income taxes and potential tax penalties.

•

Enhancement Benefit. The Policy includes an Enhancement Benefit for no additional charge. The Enhancement Benefit provides additional value to be payable on surrenders during the first 12 Policy Years, except surrenders made as part of a tax-free exchange. The Enhancement Benefit represents a return of a portion of the charges paid under the Policy during the first 12 Policy Years.

BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard death benefit associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with the optional benefit included in the table may be found in the Fee Table.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions / Limitations
Planned Periodic Premiums	Provides for a fixed schedule of premium payments	Standard

•  Billing period may be annual, semiannual, quarterly, or monthly

•  You may skip a planned payment or make unscheduled payments

•  You may need to make additional premium payments to prevent a lapse, even if you made all planned premiums

Enhancement Benefit	Provides additional value to be payable on surrenders during the first 12 Policy Years, except surrenders made as part of a tax-free exchange, representing a return of a portion of the charges paid for the first 12 Policy Years	Standard

•  “During Policy Year 1, there is a minimum Enhancement Benefit equal to 0.2% of Premium

•  No benefit after the first 12 Policy Years

•  Portion of paid charges included in benefit decreases during the benefit period

•  The amount available for Policy loan or partial surrender will not increase by any Enhancement Benefit

Policy Loans	Allows you to take a loan from us against your Account Value as collateral	Standard	• Account Value held as collateral is held in the Loan Account • Policy Debt accrues interest daily at a maximum net annual rate of 1% • Taking a loan will increase the risk of lapse
Additional Protection Benefit (APB) Rider	Provides additional life insurance coverage under the Policy	Optional	• Cannot be elected after the Policy is issued • May be renewed annually until the Insured reaches age 121 (100 if 1980 CSO applies) • Benefit terminates upon Policy lapse

BUYING THE POLICY

Applications for the Policy should be submitted through your financial professional to our Service Address.

Initial Premium Payment

A Minimum Premium will be due and payable as of the Issue Date. The Minimum Premium is generally that which will sustain the Policy for three months from its Issue Date. The amount of Minimum Premium is determined by the Specified Face Amount, APB Rider Face Amount, death benefit option election and risk and underwriting classification of the Insured. Pending approval of your application, we will allocate any premium payments You make to our General Account. If your application is not approved, we will promptly return your premium payments.

Additional Premium Payments

In general, You may choose the frequency and amount of any additional premium payments subject to certain limits. We reserve the right to limit the number of premium payments we accept on an annual basis. No premium payment may be less than $100 without our consent, although we will accept a smaller premium payment if it is necessary to keep the Policy in force. We reserve the right to reject a premium payment that, if accepted, would cause the Policy, at its current Death Benefit, to no longer meet the definition of “life insurance” under the Code. If You provide satisfactory evidence of insurability, we can retain the premium and increase the Death Benefit while maintaining the Policy’s “life insurance” status under the Code.

While You are not required to make premium payments according to a fixed schedule, You may select a planned periodic premium schedule and corresponding billing period, subject to our premium limits. Currently, the billing period may be annual, semiannual, quarterly, or monthly. We will send reminder notices for the planned periodic premium at the beginning of each billing period unless reminder notices have been suspended as described below. You are not required, however, to pay the planned periodic premium; You may increase or decrease premium payments, subject to our limits, and You may skip a planned payment or make unscheduled payments. You may change your planned payment schedule or the billing period, subject to our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic premium may not be sufficient to keep the Policy in force, and You may need to change your planned payment schedule or make additional payments in order to prevent termination of the Policy. We reserve the right to suspend reminder notices if premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices. We will also suspend reminder notices at your written request.

Allocating Your Purchase Payments

Net Premium is the amount You pay as premium minus the Premium Expense Load. The Premium Expense Load covers State and Federal tax liabilities related to premium. We will allocate Net Premium among the Investment Options in accordance with your allocation instructions, except during the Right to Return Policy Period. During the Right to Return Policy Period, your net premiums may be automatically allocated to a designated money market fund Investment Option, and upon expiration of the Right to Return Policy Period, we will automatically reallocate your Account Value to the Investment Options you selected.

You will be required to specify initial allocation percentages at the time of application. While there are no limitations concerning the number of Investment Options to which Net Premium may be allocated, we reserve the right to impose minimum allocation amounts, as determined by the Fund, for any or all Investment Options.

MAKING WITHDRAWALS AND LOANS: ACCESSING THE MONEY IN YOUR POLICY

You may access the money under your Policy through surrenders and loans. Surrenders and loans may be subject to income taxes and potential tax penalties. At any time, you may fully surrender the Policy for its Cash Surrender Value, but the Policy will terminate and you will lose its life insurance coverage. Full surrender of this Policy is discouraged in the early Policy Years because the front-end loads on premiums are higher in those years.

You may make a partial surrender of only a portion of the Cash Surrender Value once per year after the Policy has been in force for one year. Upon partial surrender, your death benefit protection may be reduced and your risk of lapse will increase.

You may take a loan under your Policy using your Account Value as collateral. We will transfer Account Value held as collateral from the Investment Options to the Loan Account. Policy Debt accrues interest daily at a maximum net annual rate of 1%. Taking a loan will increase your risk of lapse, but may have preferential tax consequences compared to a partial surrender.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender or make withdrawals from the Policy, or transfer cash value between Investment Options.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Premium Expense Load Imposed on Premiums up to and including Target Premium[1] Maximum Charge Current Charge	Upon Premium Receipt	(as a percentage of premium) 12.5% 0% - 7.5%
Premium Expense Load Imposed on Premiums in Excess of Target Premium Maximum Charge Current Charge	Upon Premium Receipt	(as a percentage of premium) 5.5% 2.5%
Illustration Charge	Upon fulfillment of illustration request in any Policy Year	$25 per illustration

[1]	The Premium Expense Load imposed on premiums up to and including Target Premium is imposed according to the following schedule:

Policy Years	Maximum Charge	Current Charge
1-7	12.5%	7.5%
8+	3.25%	0%

The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Fund fees and expenses.

Periodic Charges Other Than Annual Fund Expenses
Charge	When Charge is Deducted	Amount Deducted
Base Policy Charges
Deferred Expense Load on Policy Year 1 Premium Maximum Charge Current Charge	On each Policy Anniversary for the first seven Policy Anniversaries	(as a percentage of premium up to and including Target Premium) 1.00% 0.40%

Cost of Insurance[1,2]

Maximum Charge

Minimum Charge for 2017 CSO

Minimum Charge for 2001 CSO

Minimum Charge for 1980 CSO

Charge for a Representative Investor for 2001 and 2017 CSO

Charge for a Representative Investor for 1980 CSO

	At the end of each Policy Month	(per $1000 of Policy Net Amount at Risk) $83.33 $0.03 $0.04 $0.07 $0.14 $0.23
Mortality and Expense Risk Charge[3]	Daily	(as a percentage of the daily average net assets allocated to the Investment Options in the Variable Account)
Maximum Charge		0.90%
Current Charge for 2017 CSO		0.38%
Current Charge for 2001 CSO for Policies with Investment Start Dates on and after February 1, 2011		0.38%

Current Charge for 2001 CSO for Policies with Investment Start Dates before February 1, 2011		0.45%
Current Charge for 1980 CSO		0.50%
Administrative Expenses (Monthly Expense Charge)	At the beginning of each Policy Month	$15 $5
Maximum Charge Current Charge
Flat Extra Charge[4]	At the beginning of each Policy Month	(per $1000 of Specified Face Amount and APB Rider Face Amount)
Maximum Charge for Policies with Investment Start Dates on or after July 27, 2009		$5
Maximum Charge for Policies with Investment Start Dates before July 27, 2009		$20
Maximum Net Loan Interest[5]	At the end of each Policy Year, if there is an outstanding Policy Loan	(as a percentage of Policy Debt) 1.0%
Optional Benefit Charges
Additional Protection Benefit (APB) Rider (annually renewable)1, [6]	At the end of each Policy Month	(per $1000 of APB Rider Net Amount at Risk)
Maximum Charge		$83.33
Minimum Charge for 2017 CSO		$0.03
Minimum Charge for 2001 CSO		$0.04
Minimum Charge for 1980 CSO		$0.07

Charge for a Representative Investor for 2017 and 2001 CSO		$0.14
Charge for a Representative Investor for 1980 CSO		$0.23

[1]

For Policies with an Investment Start Date on or before November 30, 2008, the 1980 Commissioners Standard Ordinary (“CSO”) Mortality Tables apply. For Policies with an Investment Start Date on or after December 1, 2008 but prior to January 1, 2020, the 2001 CSO Mortality Tables apply. For Policies with an Investment Start Date on or after January 1, 2020, the 2017 CSO Mortality Tables apply.

[2]

The charge varies based on the length of time the Policy has been in force, the Insured’s Issue Age, sex, rating class, and applicable mortality tables. The charge is for the Specified Face Amount and does not include any charge for the Additional Protection Benefit Rider. The charges shown may not be representative of the charge you may pay. Please contact your financial adviser for the particular charge applicable to you. The maximum charge possible is for an Insured male, standard, tobacco, Issue Age 80, Policy Year 40 (20 for 1980 CSO). The minimum charge possible is for an Insured female, preferred, non-tobacco, Issue Age 20, Policy Year 1. The representative charge assumes the owner and the Insured are the same person and is for an Insured, male, preferred, non-tobacco, Issue Age 45 in Policy Year 1. The charges shown are monthly charges and are deducted on a monthly basis.

[3]	The Mortality and Expense Risk charge is deducted in all Policy Years. The charge shown is an annual charge.
[4]	This charge applies only to Insureds rated substandard.
[5]

Loan interest is charged as a percentage of Policy Debt and is added to Policy Debt. Loan interest is 5.0% in Policy Years 1-10 and 4.25% thereafter. However, amounts held as collateral in the Loan Account are credited interest daily at an effective annual rate of 4%. Therefore, the maximum net interest rate on outstanding loans is 1%.

[6]

The charge varies based on the length of time the Policy has been in force, the Insured’s Issue Age, sex, rating class, and applicable mortality tables. The charge is for the Additional Protection Benefit Rider and does not include any charge for the Specified Face Amount. The charges shown may not be representative of the charge you may pay. Please contact your financial adviser for the particular charge applicable to you. The maximum charge possible is for an Insured male, standard, tobacco, Issue Age 80, Policy Year 40 (20 for 1980 CSO). The minimum charge possible is for an Insured female, preferred, non-tobacco, Issue Age 20, Policy Year 1. The representative charge assumes the owner and the Insured are the same person and is for an Insured male, preferred, non-tobacco, Issue Age 45, Policy Year 1. The charges shown are monthly charges and are deducted on a monthly basis.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Policy. A complete list of Funds available under the Policy, including their annual expenses, may be found in Appendix A: Funds Available Under the Policy [INSERT HYPERLINK].

Annual Fund Expenses	Minimum		Maximum
(expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses	[	]%	[	]%

APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY

The following is a list of Funds available under the Policy. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at https://connect.rightprospectus.com/DelawareLife/TAHD/4595?isInternalTAID=True&site=Life. You can also request this information at no cost by calling (800) 374-3714 or by sending an email request to [address]. Depending on the optional benefits you choose, you may not be able to invest in certain Funds.

The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that your Policy may charge. Expenses would be higher, and performance would be lower if these other charges were included. A Fund’s past performance is not necessarily an indication of future performance.

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Type Type[1]	Fund Name (Investment Adviser/Sub-adviser, if any)	.xx%	x%	x%	x%
Asset Allocation	BlackRock Global Allocation V.I. Fund (BlackRock Advisors, LLC)
Asset Allocation	Fidelity® VIP Balanced Portfolio (Fidelity Management & Research Company)
Asset Allocation	MFS® Total Return Series (Massachusetts Financial Services Company)
Emerging Markets Bond	PIMCO Emerging Markets Bond Portfolio (Pacific Investment Management Company LLC)
Emerging Markets Equity	Lazard Retirement Emerging Markets Equity Portfolio (Lazard Asset Management LLC)
Emerging Markets Equity	MFS® Emerging Markets Equity Portfolio (Massachusetts Financial Services Company)
High Yield Bond	American Funds Insurance Series® American High-Income Trust (Capital Research and Management Company)

High Yield Bond	Fidelity® VIP High Income Portfolio (Fidelity Management & Research Company)
High Yield Bond	MFS® High Yield Portfolio (Massachusetts Financial Services Company)
Inflation-Protected Bond	PIMCO Real Return Portfolio (Pacific Investment Management Company LLC)
Intermediate Term Bond	American Funds Insurance Series® The Bond Fund of America (Capital Research and Management Company)
Intermediate Term Bond	Fidelity® VIP Investment Grade Bond Portfolio (Fidelity Management & Research Company)
Intermediate Term Bond	MFS® Corporate Bond Portfolio (Massachusetts Financial Services Company)
Intermediate Term Bond	MFS® Government Securities Portfolio (Massachusetts Financial Services Company)
Intermediate Term Bond	PIMCO Total Return Portfolio (Pacific Investment Management Company LLC)
International/Global Equity	AB International Value Portfolio (AllianceBernstein L.P.)

International/ Global Equity	American Funds Insurance Series® International Fund (Capital Research and Management Company)
International/ Global Equity	American Funds Insurance Series® Global Growth Fund (Capital Research and Management Company)
International/ Global Equity	American Funds Insurance Series® Capital World Growth and Income Fund (Capital Research and Management Company)
International/ Global Equity	Columbia Variable Portfolio—Overseas Core Fund (Columbia Management Investment Advisers, LLC)
International/ Global Equity	Fidelity® VIP Overseas Portfolio (Fidelity Management & Research Company)
International/ Global Equity	First Eagle Overseas Variable Fund (First Eagle Investment Management, LLC)
International/ Global Equity	Invesco V.I. Global Fund (Invesco Advisers, Inc.)
International/ Global Equity	MFS® Global Growth Portfolio (Massachusetts Financial Services Company)

International/ Global Equity	MFS® International Growth Portfolio (Massachusetts Financial Services Company)
International/ Global Equity	Templeton Foreign VIP Fund (Templeton Investment Counsel, LLC)
International/ Global Equity	Templeton Growth VIP Fund (Templeton Global Advisors Limited)
International/ Global Small/Mid Cap Equity	American Funds Insurance Series® Global Small Capitalization Fund (Capital Research and Management Company)
Mid Cap Equity	Alger Mid Cap Growth Portfolio (Fred Alger Management, Inc.)
Mid Cap Equity	AB Small/Mid Cap Value Portfolio (AllianceBernstein L.P)
Mid Cap Equity	BNY Mellon Investment Portfolios MidCap Stock Portfolio (BNY Mellon Investment Adviser, Inc.)
Mid Cap Equity	LVIP Delaware SMID Cap Core Fund (Lincoln Investment Advisors Corporation/ Delaware Investments Fund Advisers)
Mid Cap Equity	Fidelity® VIP Mid Cap Portfolio (Fidelity Management & Research Company)

Mid Cap Equity	Invesco V.I. Main Street Mid Cap Fund 4( Invesco Advisers, Inc.)
Mid Cap Equity	Janus Henderson Mid Cap Value Portfolio (Janus Capital Management LLC)
Mid Cap Equity	MFS® Mid Cap Growth Series (Massachusetts Financial Services Company)
Mid Cap Equity	MFS® Mid Cap Value Portfolio (Massachusetts Financial Services Company)
Mid Cap Equity	Morgan Stanley Variable Insurance Fund, Inc. Discovery Portfolio (Morgan Stanley Investment Management Inc.)
Target Date	Fidelity® VIP Freedom 2015 Portfolio 2 (FMR Co., Inc.)
Target Date	Fidelity® VIP Freedom 2020 Portfolio 2 (FMR Co., Inc.)
Target Date	Fidelity® VIP Freedom 2030 Portfolio 2 (FMR Co., Inc.)
Real Estate Equity	LVIP Delaware REIT Fund (Lincoln Investment Advisors Corporation/ Delaware Investments Fund Advisers)

Real Estate Equity	Franklin Global Real Estate VIP Fund 3 (Franklin Templeton Institutional, LLC)
Real Estate Equity	MFS® Global Real Estate Portfolio (Massachusetts Financial Services Company)
Money Market	Fidelity® VIP Government Money Market Portfolio[5] (Fidelity Management & Research Company)
Money Market	MFS® U.S. Government Money Market Portfolio[5] (Massachusetts Financial Services Company)
Short Term Bond	MFS® Limited Maturity Portfolio (Massachusetts Financial Services Company)
Small Cap Equity	Alger Small Cap Growth Portfolio (Fred Alger Management, Inc.)
Small Cap Equity	BlackRock Advantage SMID Cap V.I. Fund (BlackRock Advisors, LLC)

Small Cap Equity	Delaware VIP Small Cap Value Series (Delaware Management Company/ Macquarie Investment Management Global Limited and Macquarie Funds Management Hong Kong Limited)
Small Cap Equity	DWS Small Cap Index VIP4 (DWS Investment Management Americas Inc./ Northern Trust Investments, Inc.)
Small Cap Equity	DWS Small Mid Cap Value VIP (DWS Investment Management Americas Inc.)
Small Cap Equity	Franklin Small-Mid Cap Growth VIP Fund [4] (Franklin Advisers, Inc.)
Small Cap Equity	Invesco V.I. Main Street Small Cap Fund® (Invesco Advisers, Inc.)
Small Cap Equity	MFS® Blended Research Small Cap Equity Portfolio (Massachusetts Financial Services Company)
Small Cap Equity	MFS® New Discovery Series [3] (Massachusetts Financial Services Company)
Small Cap Equity	Royce Capital Fund—Small-Cap Portfolio (Royce & Associates, LP)

Small Cap Equity	Wanger USA (Columbia Wanger Asset Management, LLC)
Specialty/Sector Equity	BNY Mellon Investment Portfolios Technology Growth Portfolio (BNY Mellon Investment Adviser, Inc.)
Specialty/Sector Equity	MFS® Utilities Series (Massachusetts Financial Services Company)
Specialty/Sector Commodity	PIMCO CommodityRealReturn® Strategy Portfolio (Pacific Investment Management Company LLC)

[1]

The Company has indicated the type of Fund above according to its Morningstar category. Morningstar groups mutual funds into categories according to their actual investment style, not merely their stated investment objectives, and normally allocates funds to categories on the basis of their portfolio holdings.

[2]

This Fund is a fund-of-funds, which invests substantially all of its assets in shares of other mutual funds. This Fund may be more expensive than other Funds available under your Policy, as a fund-of-funds indirectly pays a portion of the management fees and other expenses incurred by the underlying mutual funds in which it invests. As a result, You will bear, directly, the expenses of the Fund and, indirectly, a portion of the expenses of the underlying funds. These expenses reduce the investment returns of both the Fund and the underlying funds.

[3]	Effective July [1], 2008, this investment option is not open to new premium and transfers.
[4]	Effective November 15, 2010, this investment option is not open to new premium and transfers.
[5]

There is no assurance that this Fund will be able to maintain a stable net asset value per share. In addition, during periods of low interest rates, and partly as a result of asset based separate account charges, the yield on this investment account may become low and possibly negative.